Exhibit 8(iii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K
                              ASSIGNMENT AGREEMENT

      This ASSIGNMENT AGREEMENT ("Agreement") is made and entered into effective for all purposes and in all respects as of the 6th day of November, 1996, by and between Morgan Guaranty Trust Company of New York, acting through its office at 35 avenue des Arts, Brussels, Belgium ("Assignor"), Bank of New York, a New York Trust Company ("Assignee") and Wachovia Bank of North Carolina, N.A., a national bank ("Wachovia").
                                   WITNESSETH:
      WHEREAS, Wachovia serves as custodian to the Biltmore Emerging Markets Fund ("Fund"), a series of the Biltmore Funds, an investment company registered under the Investment Company Act of 1940;
      WHEREAS, Assignor has entered into a Global Custody Agreement with Wachovia dated January 3, 1995 ("Custody Agreement"); WHEREAS, Assignor serves as custodian for securities received for the account of Wachovia on behalf of the Fund and performs related services under the Custody Agreement;
      WHEREAS, the Custody Agreement authorizes Assignor to: (i) execute orders for Wachovia itself or through its affiliates; (ii) disclose to its affiliates details with respect to the securities and transactions effected under the Custody Agreement; and (iii) arrange with any affiliate to perform any act required to be performed by Assignor under the Custody Agreement;
      WHEREAS, in consideration for its services under the Custody Agreement, the Assignor receives as compensation, a fee computed at rates determined by the Assignor and agreed to by Wachovia in writing ("Fees"), as well as all assessments, charges and expenses (including, without limitation, legal expenses and attorney's fees) ("Expenses") incurred by the Assignor;
      WHEREAS, Assignor has sold its global custody business to Assignee and has received Wachovia's consent to assign all of its rights and obligations under the Custody Agreement to Assignee;
      NOW THEREFORE, in consideration of the mtuual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby consent and agree as follows:
      1. Recitals. The foregoing recitals are hereby acknowledged and agreed to be true and are incorporated into the body of this Agreement by reference to the same extent as if herewith set forth in full.
      2. Assignment. Assignee hereby agrees to serve as custodian for securities received for the account of Wachovia on behalf of the Fund and to perform all of Assignor's duties and services under the Custody Agreement, and Assignor hereby assigns and transfers all of its rights and obligations, including without limitation all right, title and interest in and to the Fees and Expenses under the Custody Agreement to Assignee. Wachovia agrees that Assignor shall have no further obligations of any kind to Wachovia to provide services or other commitments pursuant to or in connection with the Custody Agreement.
      3. Use of Affiliates. Wachovia hereby agrees to the assignment specified in Section 2 hereof and further agrees that in connection with Assignee's performance under the Custody Agreement, Assignee may: (i) execute orders for Wachovia itself or through its affiliates; (ii) disclose to its affiliates details with respect to the securities and transactions effected under the Custody Agreement; and (iii) arrange with any affiliate to perform any act required to be performed by Assignor under the Custody Agreement.
      4. Successors and Assigns and Amendment. This Agreement is binding upon Wachovia, Assignor and Assignee and each of their respective successors and assigns. No amendment of this Agreement shall be valid without the written consent of the parties hereto.
      5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts, shall together constitute one and the same instrument.
      6. Severability. In the event any of the terms or provisions of this Agreement shall be held to be unenforceable, the remaining terms and provisions shall be unimpaired.
      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.
                                    ASSIGNOR

                                    Morgan Guaranty Trust Company of New York


                                    By: /s/ Charlton H. Chatfield

                                    ASSIGNEE

                                    Bank of New York

                                    By:/s/  illegible signature


                                    WACHOVIA

                                    Wachovia Bank of North Carolina, N.A.

                                    By:/s/M.G. Tomshack